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                                                                 Exhibit 4.(c).2

                          CHINA.COM CORPORATION LIMITED

                                       AND

                           DR. RAYMOND KUO-FUNG CH'IEN

                    ----------------------------------------

                          EXECUTIVE SERVICES AGREEMENT
                            (CHIEF EXECUTIVE OFFICER)
                    ----------------------------------------

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      THIS EXECUTIVE SERVICES AGREEMENT (CHIEF EXECUTIVE OFFICER) dated as of
March 2, 2005 between china.com Corporation Limited located at 34/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (the "Company") and Dr. Raymond Kuo-Fung Ch'ien located at c/o china.com Corporation Limited, 34/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (the "Executive"). The Company and the Executive are collectively referred to as the "Parties" and each, a "Party".

      WHEREAS, effective as of April 27, 2004, the Company and the Executive had entered into an Executive Services Agreement pursuant to which the Executive had agreed to provide certain services to the Company as Executive Chairman on the terms set forth therein (the "Original Executive Services Agreement").

      WHEREAS, effective as of April 27, 2004, the Company and the Executive had entered into Amendment No. 1 to the Original Executive Services Agreement pursuant to which, among other things, the Executive agreed to serve as Acting Chief Executive Officer of the Company until March 31, 2005 on the terms set forth in such Amendment.

      WHEREAS, the Company and the Executive desire for the Executive to continue to provide certain services to the Company as both Executive Chairman and Chief Executive Officer (the "CEO") of the Company.

      WHEREAS, concurrently with entry into this Executive Services Agreement (Chief Executive Officer), the Company and the Executive have agreed to enter into an Amended and Restated Executive Services Agreement (Executive Chairman) (the "Executive Chairman Services Agreement") which sets forth the terms pursuant to which the Executive has agreed to provide services as Executive Chairman of the Company.

      WHEREAS, this Agreement sets forth the terms pursuant to which the Executive has agreed to provide certain services to the Company as CEO.

      WHEREAS, the terms of this Agreement have been approved by the Board (as defined below) and the Agreement has been so ratified by the Board.

      NOW, THEREFORE, in consideration of the foregoing mutual covenants and agreements contained herein, the parties hereby agree effective as of the Effective Date as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following words and expressions shall bear the following meanings, unless the context otherwise requires:

      "Appointment Date" means the Effective Date.

      "Associated Company" means any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company after the Appointment Date or all other entities in the group of companies of such Associated Companies, and "Associated Company" shall have a corresponding meaning.

      "Board" means the board of directors of the Company from time to time.

      "CEO" has the meaning set forth in the recitals above.

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      "Company" has the meaning set forth in the introductory paragraph above.

      "Compensation Committee" means the compensation committee of the Board.

      "Confidential Information" has the meaning set forth in Clause 7.2.

      "Effective Date" means March 2, 2005.

      "Employment Period" has the meaning set forth in Clause 2.2.

      "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

      "Executive" has the meaning set forth in the introductory paragraph above.

      "Executive Chairman Services Agreement" has the meaning set forth in the recitals above.

      "Executive Committee" means the executive committee established by the Board in accordance with the Company's Articles of Association.

      "Executive Notice" has the meaning set forth in Clause 4.4.

      "Hong Kong" means the Hong Kong Special Administration Region of the People's Republic of China.

      "Initial Term" has the meaning set forth in Clause 2.1.

      "Original Executive Services Agreement" has the meaning set forth in the recitals above.

      "Parties" or "Party" has the meaning set forth in the introductory paragraph above.

      "PRC" means the People's Republic of China.

      "Released Party" has the meaning set forth in Clause 3.1.

      "Replacement CEO" has the meaning set forth in Clause 2.1.

      "Review Committee" has the meaning set forth in Clause 4.4.

      "Review Date" has the meaning set forth in Clause 4.4.

      "Services" means the services rendered by the Executive to the Company as described in Schedule 1 hereto.

      "Two Year Period" has the meaning set forth in Clause 13.1.3.

      "1999 Stock Option Plan" means the Company's stock option plan, which was initially registered pursuant to a registration statement on Form S-8 with the U.S. Securities and Exchange Commission in December 1999, as amended from time to time.

1.2 Any reference in this Agreement to any ordinance or other enactment shall be deemed also to refer to any statutory modification, amendment, codification or re-enactment thereof or substitution therefore or regulations or guidelines issued under any of the foregoing.

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1.3   Any reference to a numbered clause or a numbered schedule shall be a reference to the relevant clause, or as the case may be, the relevant schedule of this Agreement.

1.4 The headings to the clauses of this Agreement shall not affect its interpretation.

2. TERM OF APPOINTMENT AND TERMINATION OF AMENDMENT NO. 1 TO THE ORIGINAL EXECUTIVE SERVICES AGREEMENT

2.1 The Company hereby engages the Executive, and the Executive accepts such engagement, to render Services, including the services of the Executive as the CEO of the Company effective the Appointment Date until March 31, 2007 (the "Initial Term").

2.2 Upon the expiration of the Initial Term, the Executive's employment shall automatically continue and the Executive shall be an employee of Company, still subject to the terms of this Agreement, except for those provisions which explicitly apply to the Initial Term only. The Initial Term together with any subsequent employment term is referred to as the "Employment Period."

2.3 The Company and the Executive agree that this Agreement shall supersede and replace the terms pursuant to which the Executive had acted as Acting CEO pursuant to Amendment No. 1 to the Original Executive Services Agreement, and that such Amendment No. 1 to the Original Executive Services Agreement is hereby and forever terminated. The Executive hereby releases the Company from all obligations or claims related to or arising under Amendment No. 1 to the Original Executive Services Agreement.

2.4 For the avoidance of doubt, any action taken pursuant to Clause 2.1 hereto relating to the termination of the Executive as the CEO shall not affect the Company's engagement of the Executive as the Executive Chairman of the Company pursuant to the terms of the Executive Chairman Services Agreement unless the Executive is terminated in accordance with Section 12.1 of this Agreement.

2.6 The Executive shall be based in Hong Kong. In the performance of the Services, the Executive may be required to undertake domestic and/or international travel at the request of the Company. Such travel will be in accordance with the Company's travel policies as they may be amended from time to time during the term of this Agreement.

3.    RIGHT TO NOMINATION AS DIRECTOR

3.1 For so long as the Executive serves as CEO pursuant to this Agreement, the Executive shall have the right to be nominated to serve as a Director to the Company's Board, subject to the approval of the shareholders of the Company. For the avoidance of doubt, in the event the shareholders of the Company do not approve the Executive to serve as a Director to the Company's Board, the Executive, irrevocably and unconditionally releases and waives all claims, causes of action or similar rights of any type arising under this Clause 3 that the Executive has or may have against the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present and future employees, officers, directors, shareholders, owners, representatives, assigns and any other persons acting by, through, under or in concert with any of the persons or entities listed in this clause, and their successors (each, a "Released Party").

4.    CONSIDERATION

4.1 In consideration for the Services of the Executive to be provided to the Company, the Company shall pay, provide or grant to the Executive (a) a salary of US$1,500,000.00 per annum

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and (b) the other benefits as set forth in Clause 6 hereof. Such salary shall be inclusive of any income tax that any government may require the Company to withhold from the Executive's payroll from time to time. The Executive's salary shall be paid quarterly in arrears; provided, if the Executive does not provide Services for the entire quarter, such salary shall be pro rated based upon the actual number of days of the quarter the Executive provides Services (for example, if the Effective Date is March 1, 2005, then the quarterly salary for the quarter ended March 31, 2005 shall be pro rated at 31/90 of a quarter). The Company will not be obliged to increase the Executive's salary at any time during the Initial Term or the Employment Period.

4.2 To the extent reasonably practicable the Company shall cooperate with the Executive to ensure that the consideration arrangements set forth in this Agreement are structured in a tax efficient manner for all concerned parties. The Executive agrees and warrants to the Company that he shall indemnify the Company and any Associated Company, and hold the Company and any Associated Company harmless against the Executive's non-payment of any income tax, professional indemnity, and other national, provincial or local taxes or assessments in connection with his consideration arrangements and benefits from the Company and any Associated Company. In addition, the Executive specifically represents, warrants and covenants to the Company that to the extent that he is subject to any withholding or deduction under income tax laws of any jurisdiction with respect to the consideration arrangements and benefits from the Company and any Associated Company, that he will hold the Company and each Associated Company harmless against any non-withholding or non-deduction in connection with the consideration arrangements and benefits from the Company and any Associated Company.

4.3 The Executive shall not be entitled to any fee as a director of the Company or any Associated Company.

4.4 The consideration as set forth in Clause 4.1 hereof shall be reviewed at the end of the Initial Term, and if this Agreement is renewed, at the beginning of each calendar year thereafter (each such date, a "Review Date"). On each Review Date, the consideration as set forth in Clause 4.1 hereof shall be revised or amended by such amount as agreed by a review committee of the Board, as designated from time to time (the "Review Committee") in the manner specified by Clause 4 hereof. In addition, at any time after the date of this Agreement, the Executive may, by written notice to the Company, call for a review of consideration as set forth in Clause 4.1 hereof (an "Executive Notice"), which shall require the Review Committee to review the Executive's compensation in the manner specified by Clause 4.5 hereof; provided, however, that the Executive may not deliver more than one Executive Notice between successive Review Dates.

4.5 The Review Committee shall convene on each Review Date or upon receiving an Executive Notice. The Review Committee shall consist of members of the Compensation Committee of the Board and not less than two independent Directors of the Company. However, if the Executive shall be a member of the Compensation Committee of the Board, the Executive shall not be a member of the Review Committee. If the Review Committee determines that an increase in the Executive's compensation and/or the reimbursements set forth in Clause 6.1 hereof is justified, the Executive's compensation and/or the reimbursements set forth in Clause 6.1 hereof payable shall be increased accordingly subject to ratification by the full Board (excluding the Executive).

5.    [INTENTIONALLY OMITTED]

6.    OTHER BENEFITS

6.1 Upon presentation of proper vouchers, receipts or other proof, the Company shall reimburse the Executive with respect to reasonable expenses of the Executive related to travel, entertaining and subscriptions, in accordance with the policies of the Company, in each case reasonably incurred in

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the performance of his Services. All reimbursable expenses in the amount of
$20,000 or less, shall be approved in writing by the then current chairman of the Company, or in his absence or if the Executive is such chairman, by two members of the executive management team comprised of the Chief Financial Officer, General Counsel and Human Resources Director. All reimbursable expenses in excess of $20,000, shall be approved in writing by a member of the Audit Committee. The Executive understands and agrees that at no time will the Executive approve his own reimbursable expenses. For the avoidance of doubt, the Company or any of its Associated Companies shall not be required to reimburse any cost associated with any motor vehicle, chauffeur or executive assistant used or hired by the Executive during the term of this Agreement except with respect to the administrative assistant currently employed by an Associated Company on behalf of the Executive.

6.2 The Executive shall be eligible for participation in any insurance and employee benefit plan of the Company that currently exists or may be adopted by the Company (in the full discretion of the Company) from time to time with the level of insurance and benefits being on a comparable basis as the rules of eligibility currently in effect for chief executives of business units within the Company (eg. the chief executives of Ross Systems, Inc. and Pivotal Corporation) after taking into effect local jurisdiction statutory requirements. Furthermore, the Executive (including spouse and immediate dependents) shall be eligible for participation in medical insurance (including for major medical incidents) and other insurance or benefits as determined by the Company from time to time. While the Company will make reasonable best efforts to achieve the above, the Executive acknowledges that differences in benefit packages will exist due in large part to local jurisdiction statutory requirements and, as such, the Company is not under the obligation to upgrade or match the Executive's benefit package to be equal to the perceived "best" benefit package of other employees within the Company.

6.3 The Parties acknowledge that in addition to this Agreement, the Parties have entered into the Executive Chairman Services Agreement. For the avoidance of the doubt, the Parties acknowledge that the "Other Benefits" provided for in
Section 6 of the Executive Chairman Services Agreement to the extent duplicative of the benefits provided to the Executive hereunder (including, but not limited to benefits with respect to reimbursement of expenses, participation in insurance, employee benefit plans and medical insurance plans, and annual leave entitlement) shall not be cumulated or aggregated, and that the Executive is entitled to receive benefits under only the one agreement which provides more favorable terms to such Executive with respect to such benefit.

7.    CONFIDENTIAL INFORMATION

7.1 The Executive covenants and agrees not to use, other than for the benefit of the Company and to keep confidential, during the term of this Agreement, all information about the Company and all Associated Companies which the Company or any of the Associated Company treats as confidential, including, but not limited to, information about customers, marketing plans, marketing techniques, technical information, and possible new products or services, except that the Executive shall not be required to keep particular items of information confidential after those items of information become generally available to the public without a breach by the Executive of the obligations under this Clause.

7.2 The Executive covenants and agrees that, except during the performance of the Services, he shall not, at any time, directly or indirectly, without the prior written consent of the Company, use or disclose to any person any confidential or proprietary information ("Confidential Information") obtained or developed by the Executive, as the case may be, during the term of this Agreement relating to the Company's business, except information which at the time is (a) available to others in the same business as the Company or generally known to the public other than as a result of disclosure by him not permitted hereunder, (b) lawfully acquired from a third party who is not

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obligated to the Company to maintain such information in confidence, or (c) used in any dispute or proceedings between third parties and the Executive, as the case may be, and is legally compelled disclosure; provided, the Executive shall
(i) assert the privileged and confidential nature of the Confidential
Information against the third party seeking disclosure, and (ii) cooperate fully with the Company in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, the Executive shall be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

7.3 The Executive covenants and agrees to disclose promptly to the Company all new discoveries, ideas, formulae, products, methods, processes, designs, trade secrets, copyrightable material, patentable inventions, intellectual property or other useful technical information or know-how and all improvements, modifications or alterations of existing discoveries made, discovered or developed by the Executive, either alone or in conjunction with any other person during the term of this Agreement, or using the Company's or any Associated Company's materials or facilities which discoveries or developments are based on, derived from or make use of any information directly related to the business disclosed to, or otherwise acquired by, the Executive from the Company or any Associated Company during the term of this Agreement. The Executive covenants and agrees that any copyright, patent, trademark or other proprietary rights in any such discoveries shall be the sole and exclusive property of the Company, and the Company need not account to the Executive for any revenue or profit derived therefrom. If by operation of law or otherwise, any or all of the items of this Clause 7.3 or any component or element thereof is considered to be the intellectual property right of the Executive, the Executive covenants and agrees to irrevocably assign to the Company, its successor and assigns, ownership of all copyrights and all other intellectual property rights available with respect to each such element or item. The Executive shall be deemed to have granted the Company an irrevocable power of attorney to execute as its or his agent any and all documents (including copyright registrations) deemed necessary by the Company to perfect Company's intellectual property rights in and to each of the items in this Clause.

8.    NON-SOLICITATION

8.1 The Executive will not for a period of twenty four (24) months after the termination of this Agreement either personally or by an agent directly or indirectly, either on his own account or for any other person, firm or company, or in association with or in the employment of any other person, firm or company, solicit or serve or interfere with or endeavor to entice away from the Company or any Associated Company any person, firm or company who within twenty four (24) months prior to or at the date of such termination was a customer of or in the habit of dealing with the Company or any Associated Company and with whom the Executive had contact or about whom the Executive became aware or informed in the course of this Agreement.

8.2 The Executive will not for a period of twenty four (24) months after the termination of this Agreement with the Company either personally or by an agent directly or indirectly, either on his own account or for any other person, firm or company, solicit or interfere with or endeavor to entice away from the Company or any Associated Company any person who within twenty four (24) months prior to or at the date of such termination was an employee, director or consultant of the Company or any Associated Company.

9.    NON-COMPETITION

9.1 During the Agreement, except as otherwise permitted as an exception as defined and described in Schedule 2, without the prior written consent of the Company, the Executive shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession that

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is in direct competition with the Company or be or become a director, employee or agent of any other company (other than for an Associated Company), firm or person that has a substantial portion of its business in direct competition with the Company from time to time. The Executive may, however, hold or acquire by way of bona fide investment only shares or other securities of any company in compliance with Company policy unless the Company shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company.

9.2 The Executive will not for a period of twenty four (24) months after the termination of this Agreement either personally or by an agent directly or indirectly either on his own account or for any other person, firm or company or in association with or in the employment of any other person, firm or company be engaged in or concerned directly or indirectly in any executive, technical or advisory capacity in any business concern (of whatever kind) which is in competition with the business of the Company or any Associated Company. This clause shall not restrain the Executive from being engaged or concerned in any business concern in so far as the Executive's duties or work shall relate solely:

      9.2.1 to geographical areas where the business concern is not in competition with the Company or any Associated Company; or

      9.2.2 to services or activities of a kind with which the Executive was not concerned to a material extent during this Agreement.

10.   RETURN OF PAPERS, RIGHT TO INJUNCTIVE RELIEF, ETC.

10.1 The Executive hereby acknowledges and agrees that all personal property, including, without limitation, all emails, books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, and equipment furnished to or prepared by the Executive in the course of or incidental to him performing his duties hereunder, including, without limitation, records and any other materials belonging to the Company or any Associated Company, shall be promptly returned to the Company or such Associated Company (as the case may be) upon termination of the Agreement. Deletion of the Company's documents, including but not limited to emails, business proposals and contracts, from the Executive's assigned computers (including desktops and laptops) without the Company's consent is considered a violation of this clause and a material breach of this Agreement.

10.2 The Executive acknowledges that the Company or an Associated Company may suffer irreparable harm, which cannot readily be measured in monetary terms, if the Executive breaches the obligations under Clauses 7, 8, 9 or 10 of this Agreement. The Executive further acknowledges and agrees that the Company or an Associated Company may obtain injunctive or other equitable relief against it or him to prevent or restrain such breach causing such harm; provided, however, that where such breach involves subject matter that is susceptible of being cured, the Executive will cure such breach as promptly as practicable upon notice of such breach to the Executive. Such injunctive relief shall be in addition to any other remedies the Company might have under this Agreement or at law.

10.3 IN CONNECTION WITH CLAUSES 8 AND 9, THE EXECUTIVE REPRESENTS THAT HIS EXPERIENCE, CAPABILITIES AND CIRCUMSTANCES ARE SUCH THAT THESE PROVISIONS WILL NOT PREVENT THE EXECUTIVE FROM EARNING A LIVELIHOOD AND THAT THE LIMITATIONS SET FORTH THEREIN ARE REASONABLE AND PROPERLY REQUIRED FOR THE ADEQUATE PROTECTION OF THE COMPANY.

11.   [INTENTIONALLY OMITTED]

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12.   TERMINATION OF AGREEMENT

12.1  If the Executive:

      12.1.1 shall be or become incapacitated from any cause whatsoever from efficiently performing his duties hereunder for three (3) consecutive months in aggregate in any period of twelve (12) consecutive months;

      12.1.2 shall be or become prohibited by law from being a director;

      12.1.3 is convicted of, pleads guilty to or does not contest a felony or a crime of moral turpitude;

      12.1.4 has been grossly negligent or acted dishonestly, in either case, to the material detriment of the Company or any Associated Company;

      12.1.5 has engaged in actions amounting to willful misconduct;

      12.1.6 has materially breached any of the terms of this Agreement which breach is not reasonably cured within 30 days after written notice to the Executive from the Company;

      12.1.7 refuses or negligently fails to comply with reasonable and lawful instructions of the Company or the Company's written regulations, which failure is not cured to the reasonable satisfaction of the Board within ten days after written notice to the Executive from the Company;

      12.1.8 shall fail, in the opinion of the Board, to perform his duties competently or to perform the Services;

      12.1.9 shall fail to comply with Clauses 7, 8, 9 or 10 of this Agreement;

      12.1.10 shall become insolvent;

      12.1.11 is not approved by the shareholders of the Company to serve as a Director to the Company's Board pursuant to Clause 3.1;

      12.1.12 shall cease to serve as Executive Chairman of the Company as a result of termination of the Executive Chairman Services Agreement by the Company pursuant to Clause 12 of such Executive Chairman Services Agreement; or

      12.1.13 fails to comply with any of the provisions under the chinadotcom corporation Code of Ethics and the Guidelines for Employee Conduct, as adopted by the Company (which shall include the negligent misreporting of financial or other operating results), as determined by the Board acting reasonably, then the Company shall be entitled by notice in writing to the Executive to terminate this Agreement. The Executive shall have no claim against the Company by reason of such termination, subject in the case of termination pursuant to Clause 12.1.11 to Clause 5.1.

12.2 Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

12.3

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      12.3.1 The Executive may terminate this Agreement by giving three (3)
months' advance written notice of termination or payment in lieu of notice; provided that the Executive's insurance and benefits shall continue for not less than such three (3) month period in which case the Company shall have no further obligation to the Executive under the terms of this Agreement (including, without limitation, payment of any additional salary beyond the three (3) month notice period).

      12.3.2 During the Initial Period, the Company may terminate this Agreement upon the employment of a Replacement CEO, by giving six (6) months' advance written notice of termination or payment in lieu of notice; provided that the Executive's insurance and benefits shall continue for not less than such six (6) month period in which case the Company shall have no further obligation to the Executive under the terms of this Agreement (including, without limitation, payment of any additional salary beyond the six (6) month notice period). Subsequent to the Initial Period, the Company may terminate this Agreement by giving three (3) months' advance written notice of termination or payment in lieu of notice; provided that the Executive's insurance and benefits shall continue for not less than such three (3) month period in which case the Company shall have no further obligation to the Executive under the terms of this Agreement (including, without limitation, payment of any additional salary beyond the three (3) month notice period).

      12.3.3. For the avoidance of doubt, at any time during the Employment Period if the Board undertakes to locate a replacement CEO (the "Replacement CEO"), (a) the Executive agrees to cooperate with the Board in all efforts thereof (including assisting in good faith with the transition to such Replacement CEO) and the Executive understands and agrees that if Company terminates this Agreement in accordance with Clause 12.3.2, the Board may change the Executive's title, position and Services during the applicable notice period set forth in Clause 12.3.2, and (c) provided that the Company complies with Clause 12.3.2, the Executive agrees to execute a written release in favor of the Company and its affiliates.

12.4 In the event of the Executive's death during this Agreement, this Agreement shall be deemed to have terminated on the last day of the calendar month during which the Executive's death shall occur, and the Company shall (i) pay to the Executive's estate, in full discharge of its obligations hereunder, compensation for the Executive's services up to and including the last day of the month in which the death occurred plus additional compensation in a pro rata amount equal to six (6) months of the salary set forth pursuant to Clause 4.1 and (ii) reimburse the Executive's estate for any expenses properly incurred prior to the termination of this Agreement. Thereafter, the Company's obligations hereunder shall terminate.

12.5 In the event the Executive is unable to perform the normal duties by reason of disability as the result of non-work-related injury, then at the discretion of the Audit Committee acting reasonably, this Agreement may be terminated by the Company by giving six (6) month advance written notice to the Executive or payment in lieu of notice, and the Company shall: (i) pay to the Executive the severance payment as required by applicable law and (ii) reimburse the Executive for any expense properly incurred prior to the termination of this Agreement; provided that the Executive's insurance and benefits shall continue for not less than such six (6) month period in which case the Company shall have no further obligation to the Executive under the terms of this Agreement (including, without limitation, payment of any additional salary beyond the six
(6) month notice period). Thereafter, the Company's obligations hereunder shall terminate. For purposes of this section, "disability" shall mean the inability of the Executive to perform the normal duties under this Agreement for a 60 consecutive day period or more than 90 days in any 12-month period due to illness, injury, incapacity or other disability, either physical or mental. If required by either Party, a physician mutually agreed by the Executive and the Company shall determine whether the Executive is so disabled.

13.   COVENANTS UPON CEASING TO RENDER SERVICES

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13.1  From such time as the Executive ceases to render Services hereunder
(whether upon expiration, failure to renew or termination of this Agreement, or otherwise) the Executive will observe the covenants set forth below.

      13.1.1 Cooperate with the Company and any Associated Company in the completion or transfer of pending work on behalf of the Company, and the orderly transfer of such work to other employees.

      13.1.2 Be available via email and other forms of communications to speak with senior management of the Company and any Associated Company.

      13.1.3 For the period from the time that the Executive ceases to render Services hereunder (whether upon expiration, failure to renew or termination of this Agreement, or otherwise) until twenty-four (24) months after such time (the "Two Year Period"), not grant interviews or make statements regarding the Company, any Associated Company or any of their respective directors, executive officers or employees without the prior express written consent of the then current CEO.

      13.1.4 During the Two Year Period, other than as may be required by a court order, not to disparage the Company or any Associated Company, or any member of the board of directors, executive officer or employee of the Company or any Associated Company.

      13.1.5 For the period from the time that the Executive ceases to render Services hereunder (whether upon expiration, failure to renew or termination of this Agreement, or otherwise) until twelve (12) months after such time, acknowledge that the Executive has or may be deemed to have had under the relevant securities laws access to confidential and/or price-sensitive information relating to the Company and Associated Companies. The Executive agrees that he will not and will use reasonable endeavors to cause immediate family and associated companies not to trade in securities of the Company and Associated Companies, and will take such actions or engage in such conduct as advisable or necessary to avoid liability or violations of "insider trading" rules under relevant securities laws, including avoiding any conduct that would result in becoming a "tipper" or "tippee" under the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, and the rules of the Stock Exchange of Hong Kong Limited and the Securities and Futures Commission of Hong Kong.

      13.1.6 During the Two Year Period, cooperates with the Company and any Associated Company in the initiation of a claim and/or counterclaim of any action brought against any third party, as the case may be, with respect to the Company or any Associated Company.

      13.1.7 During the Two Year Period, cooperate with the Company and any Associated Company in the defense of any action brought by any third party against the Company or any Associated Company that relates to any aspect of the Executive's employment with the Company.

      13.1.8 During the Two Year Period, the Executive shall take any action and institute any proceedings, and give any information and assistance, as the Company or any Associated Company may reasonably request to:

            13.1.8.1 dispute, resist, appeal, compromise, defend, remedy or mitigate any matter; or

            13.1.8.2 enforce against a person (other than the Company or any
                     Associated Company) any of the Executive's rights in relation to any matter; and

      13.1.9 in connection with proceedings related to any matter (other than against the Company or any Associated Company) use advisers nominated by the Company and, if the Company requests, allow the Company the exclusive conduct of the proceedings.

14.   MISCELLANEOUS MATTERS

14.1 The Executive warrants and covenants that there is no other contract or duty on his part that will be inconsistent with this Agreement.

14.2 The Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall the Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Associated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

14.3 If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the Parties that the provisions contained in Clauses 7, 8, 9 and 10 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these provisions.

14.4 This Agreement may not be modified or amended, except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company. By an instrument in writing similarly executed, either Party may waive compliance by the other Party with any provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

14.5 The terms of this Agreement are intended by the Parties to be the full and final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. This Agreement fully supersedes any prior oral or written agreement between the Executive and the Company and/or any Associated Company.

14.6 The headings for the clauses of this Agreement are for convenience only and are not part of this Agreement.

14.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

14.8 The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement if they so desire; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party's own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

15.   NOTICES

      All such notices and communications shall be effective (a) when sent by FedEx or other overnight service of recognized standing, on the third business day following the deposit with such service; and (b) when faxed during normal business hours on a day on which the Company is open for business, upon confirmation of receipt. The Parties shall be obligated to notify each other in writing of any change of the below address. Notice of change of address shall be effective only when done in accordance with this Clause. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed or delivered via courier to each Party as follows:

      If to the Company:

      Address:       34/F, Citicorp Centre
                     18 Whitfield Road
                     Causeway Bay, Hong Kong
      Facsimile:     (852) 2893-5245
      Attention:     General Counsel and Company Secretary

      If to the Executive:

      Address:       c/o china.com Corporation Limited
                     34/F Citicorp Centre
                     18 Whitfield Road
                     Causeway Bay, Hong Kong
      Facsimile:     (852) 2893-5245
      Attention:     Dr. Raymond Kuo-Fung Ch'ien

16.   GOVERNING LAW

      This Agreement shall be governed by and construed under the law of Hong Kong and each of the Parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of Hong Kong are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

17.   EFFECTIVE DATE

      This Agreement shall become effective as of the Effective Date.

      IN WITNESS whereof this Executive Services Agreement (Chief Executive Officer) has been signed by or on behalf of the Parties hereto as of the date first written above, and shall become effective as of the Effective Date.

SIGNED by                                     )
Director                                      )
on behalf of the china.com Corporation Limited)

Date:

SIGNED by Dr. Raymond Kuo-Fung Ch'ien  )
Executive                              )

Date: